Exhibit 2.2

Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type of information the Company customarily and actually treats as private or confidential. Redacted information is indicated by [***].

FIRST AMENDMENT TO TRANSACTION AGREEMENT

This First Amendment (this “Amendment”), dated November 6, 2026, shall amend that certain Transaction Agreement (the “Transaction Agreement”), dated August 7, 2026, by and among (a) Park Dental Partners, Inc., a Minnesota corporation (“Buyer”); (b) Ryan & Associates LLP, a North Carolina limited liability partnership (“Dental Services Organization”); (c) Ryan, James, Wiles, Patel, and Olsen, D.D.S., PLLC, a North Carolina limited liability partnership d/b/a Village Family Dental (“Old VFD”); (e) Ryan, James & Associates LLP, a North Carolina limited liability partnership (“Clinical Sub”);(f) the Persons set forth on the signature pages hereto under the heading “Beneficial Owners” (the “Beneficial Owners”); and (g) PDG, P.A., a Minnesota professional corporation (“PDG”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Transaction Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Transaction Agreement to delete provisions that, due to developments subsequent to the date of the Transaction Agreement, are no longer necessary to reflect the resolution of certain tax-related matters subsequent to the date of the Transaction Agreement; and

WHEREAS, further the Parties desire to amend the Transaction Agreement to reflect a modification to the transaction structure, under which PDG, rather than Clinical Sub, will acquire all assets, excluding non-clinical assets, of Dental Services Organization, and PDG, rather than Clinical Sub, will lease its clinical assets to Old VFD.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	All references to “Tax Escrow Amount,” “Tax Escrow Losses” and Tax Escrow Release Date” shall be deleted from the Transaction Agreement.

2.	References to “Clinical Sub” in the following provisions of the Transaction Agreement shall be deleted and replaced with references to “PDG:”

a.	Section 2.05(d) (p. 24)
b.	Section 7.13 (p. 62)
c.	Section 7.15 (p. 67)
d.	Section 7.16(c) (pp. 68)
e.	Section 9.01(d) (p. 80)

3.	References to “Clinical Sub” in the following provisions of the Transaction Agreement shall be deleted:

a.	Definition of “Closing Cash” (p.5)
b.	Definition of “Seller Entity” (p. 17)
c.	Definitions of “Seller Parties” and “Post-Closing Seller Parties” (p. 17)

d.	Definition of “Subsidiary Entity” (p. 18)
e.	Definition of “Working Capital” (p. 20)
f.	Section 3.02(a)(v) (p. 30)
g.	Section 4.18(j) (p. 48)
h.	Section 4.26 (pp. 54-55)
i.	Section 4.27(iii) (p. 55)
j.	Section 7.12(ii) (final sentence) (p. 62)
k.	Section 7.14(h) (p. 65)
l.	Section 7.16(a) (p. 67)
m.	Section 7.16(b) (p. 68)
n.	Section 8.15 (p. 79)
o.	Sample Working Capital Schedule

4.	Section 2.04(c) shall be deleted in its entirety and replaced with the following:

(c)       Payments to Buyer. If the Actual Closing Consideration as finally determined is less than the Estimated Closing Consideration, Buyer shall retain from the Adjustment Escrow Amount an amount equal to the excess of the Estimated Closing Consideration over the Actual Closing Consideration. To the extent the remaining balance of the Adjustment Escrow Amount at the time such joint written instructions are submitted is not sufficient to satisfy such payment obligation, the Post-Closing Seller Parties, on a joint and several basis, shall be responsible for paying the remainder of such payment obligation in cash to Buyer (or its designee). To the extent any portion of the Adjustment Escrow Amount remains in the Escrow Account after any required payment to Buyer is made pursuant to this Section 2.04(c), Buyer and Seller shall jointly instruct the Escrow Agent to pay to Seller (for further distribution to the Beneficial Owners in accordance with their respective Pro Rata Percentages) any such remaining portion of the Adjustment Escrow Amount.

5.	Section 2.04(f) shall be deleted in its entirety and replaced with the following:

(f)       Accounts Receivable Holdback.

(i)               The Parties estimate the patient credit balance-based Indebtedness of Old VFD as equal to [***] (the “Target Patient Credit Amount”) as of Closing.  Buyer shall withhold from Estimated Closing Consideration an amount equal to [***] (the “Accounts Receivable Holdback”).

(ii)              On behalf of Old VFD, during the eighteen (18) months after Closing, Buyer will use reasonable efforts to determine the validity of historical amounts owed by Old VFD to patients, and make payment of such patient credit balances.  Within ten (10) Business Days of the eighteen (18) month anniversary of the Closing Date (the “Patient Credit Calculation Date”), Buyer will calculate the total of the patient credit balance payments (the “Actual Patient Credit Amount”) made by Buyer on behalf of Old VFD during the period beginning on the Closing Date and ending on the Patient Credit Calculation Date; provided, that the Actual Patient Credit Amount shall be increased to include the following additional amounts: (x) five percent (5%) of all patient credit balance payments made by Buyer directly to patients (which, for the avoidance of doubt, shall not include amounts remitted by Buyer to Kodiak Solutions for payment of escheated amounts), which additional amount shall compensate Buyer for the expenditure of Buyer resources in calculating and making such payments to patients, and (y) all amounts paid to third parties as compensation for services in connection with analysis and resolution of patient credit balances, such as fees paid to Kodiak Solutions by any Party after the Closing Date.  On a quarterly basis prior to the Patient Credit Calculation Date, Buyer shall provide Seller with an accounting of the patient credit balances paid by Buyer during the month and the fees payable to Buyer therefor.

(iii)            If the Target Patient Credit Amount exceeds the Actual Patient Credit Amount, and Buyer is satisfied in its reasonable discretion that no further patient credit balances are owed by Old VFD, Buyer will pay Sellers an amount equal to such excess and release the Accounts Receivable Holdback, as set forth below in Section 2.04(f)(v).

(iv)             If the Actual Patient Credit Amount exceeds the Target Patient Credit Amount, Buyer shall retain from the Accounts Receivable Holdback equal to the amount in excess.  If the sum of (i) the Target Patient Credit Amount, and (ii) the Accounts Receivable Holdback is less than the Actual Patient Credit Amount, the Post-Closing Seller Parties, on a joint and several basis, shall be responsible for making payment in cash to Buyer or its designee an amount equal to the excess of the Actual Patient Credit Amount over the sum of the Target Patient Credit Amount and the Accounts Receivable Holdback, as set forth below in Section 2.04(f)(v).

(v)               Within fifteen (15) Business Days after the Patient Credit Calculation Date, Buyer or Seller, as the case may be, shall make payment of all amounts owed under Section 2.04(f)(iii) or Section 2.04(f)(iv) by wire transfer of immediately available funds.

6.	The first sentence of Section 2.05(d) shall be deleted and replaced with the following:

(d)       EBITDA Contingent Amount. The Measurement Period One Contingent Amount shall be measured over the period from November 1, 2026 through October 31, 2027 (“Measurement Period One”) and the Measurement Period Two Contingent Amount shall be measured from November 1, 2027 through October 31, 2028 (“Measurement Period Two”, and each of Measurement Period One and Measurement Period Two, a “Measurement Period”).

7.	The following shall be added as Section 2.07:

Section 2.07 Transaction Expenses. Notwithstanding anything in this Agreement to the contrary, at Closing, Buyer shall reimburse Seller or the Seller Parties for Transaction Costs, not to exceed $823,000.00.

8.	Section 3.02(a)(xi) shall be deleted in its entirety.

9.	In Section 4.11(a) the following wording “(or, following the consummation of the transactions contemplated by the Asset Transfer Agreement, Old VFD, Dental Services Organization and/or Clinical Sub)” shall be replaced with “(or, following the consummation of the transactions contemplated by the Asset Transfer Agreement and the Clinical Asset Transfer Agreement, Old VFD, Dental Services Organization and/or PDG)”.

10.	In Section 4.11(b) the following wording “(or, following the consummation of the Asset Transfer Agreement, Old VFD, Dental Services Organization and/or Clinical Sub)” shall be replaced with “(or, following the consummation of the transactions contemplated by the Asset Transfer Agreement and the Clinical Asset Transfer Agreement, Old VFD, Dental Services Organization and/or PDG)”.

11.	Section 4.18(d)(ii) shall be deleted in its entirety.

12.	Section 7.18 shall be deleted in its entirety and replaced with the following:

Section 7.18 Reorganization. Prior to Closing, Seller Parties shall consummate the following transactions: (i) each Beneficial Owner will contribute all of his partnership interest in Old VFD to Seller in exchange for a membership interest in Seller entitling such Beneficial Owner to 20% of the capital and profits of Seller, such that immediately following such contribution, Seller owns all of the interest in Old VFD (exclusive of any Non-Economic Interest); (ii) pursuant and subject to the terms and conditions of an Asset Transfer Agreement by and among Seller, Old VFD, and Dental Services Organization (the “Asset Transfer Agreement”), Old VFD will transfer substantially all of its assets (excluding its payor contracts, accounts receivable, and benefit plans, and certain other assets as set forth in the Asset Transfer Agreement) to Seller, Seller will contribute all such assets to Dental Services Organization in exchange for all of the interest in Dental Services Organization (exclusive of any Non-Economic Interest); and (iii) Old VFD will enter into (1) a Management Services Agreement with Dental Services Organization pursuant to which Dental Services Organization will provide management services to Old VFD (the “Management Services Agreement”) and (2) a Security Agreement with Dental Services Organization pursuant to which Dental Services Organization may advance funds to Old VFD (the “Security Agreement”). At Closing, Dental Services Organization will sell all of its clinical assets to PDG in exchange for certain consideration (the “Clinical Asset Sale”) pursuant to a Clinical Asset Transfer Agreement (the “Clinical Asset Transfer Agreement”), and Old VFD will enter into a leasing arrangement with PDG pursuant to which PDG will lease the clinical assets acquired from Dental Services Organization to Old VFD (the “Clinical Asset Lease”). Following such transactions and prior to Closing, Dental Services Organization shall convert into a North Carolina limited liability company.

13.	Section 8.09(b) shall be deleted in its entirety.

14.	Section 9.01(n) shall be deleted in its entirety.

15.	Section 9.02(l) shall be deleted in its entirety.

16.	The definition of Consolidated EBITDA in Article 1 shall be deleted in its entirety and replaced with the following:

“Consolidated EBITDA” means, for any applicable measurement period, the consolidated earnings before the deduction of interest, taxes, depreciation, and amortization of Old VFD and Dental Services Organization (and any subsidiaries thereof) for such period, determined in accordance with the Accounting Principles; provided (i) that any management fees, other fees, rent, or other amounts paid by Old VFD or Dental Services Organization (and any subsidiaries thereof) to PDG, Buyer or Buyer’s Affiliates that would reduce such consolidated earnings shall be added back to earnings on a dollar-for-dollar basis. For certainty, the Parties acknowledge and agree that in the consolidation items of income and expense arising between Old VFD and DSO are eliminated and disregarded.

17.	A new Section 7.07 shall be added to read in its entirety as follows:

Section 7.07 Updated Financial Statements. If updated Financial Statements as contemplated by item 4 of Section 4.06 of the Disclosure Schedules have not been obtained and provided prior to the Closing, then following the Closing the Seller Parties shall cause such updated Financial Statements to be delivered to Buyer not later than the twentieth (20th) day following the Closing Date and in any event promptly following the receipt thereof by any of the Seller Parties.

18.	Section 7.14(f) shall be deleted in its entirety and replaced with the following:

For U.S. federal and applicable state and local income Tax purposes, it is intended that: (A) Dental Services Organization will be treated as a disregarded entity with respect to Buyer and Seller; (B) the Clinical Asset Sale will be treated as a taxable sale of assets by Seller to PDG; and (C) the Equity Purchase and the Rollover Contribution, taken together, will be treated as a sale by Seller to Buyer of all of the assets of Dental Services Organization in exchange for the Tax Purchase Price ((A), (B), and (C) collectively, the “Intended Tax Treatment”). The Tax Purchase Price shall be allocated among the assets of Dental Services Organization for all purposes (including Tax and financial accounting) in accordance with the methodology set forth in the methodology set forth in the Allocation Methodology Schedule attached to this Agreement as of the Closing Date (the “Methodology”), and the consideration provided by PDG in the Clinical Asset Sale (the “Clinical Asset Sale Price’) shall be allocated among the assets purchased for all purposes (including Tax and financial accounting) in accordance with the Methodology, which in each case the Parties agree has been prepared in accordance with Section 1060 of the Code and the regulations thereunder. Within one hundred twenty (120) days after the final determination of the Actual Closing Consideration, Buyer shall provide to Seller a schedule allocating the Tax Purchase Price among the assets of Dental Service Organization in accordance with the Methodology, and a schedule allocating the Clinical Asset Sale Price among the assets purchased in the Clinical Asset Sale in accordance with the Methodology, in each case for Seller’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed (such allocations as approved by Seller, the “Allocation Schedule”). If Seller disputes the Allocation Schedule with respect to any one or more items therein on the basis of it not being consistent with Allocation Methodology Schedule, then Seller shall, as promptly as practicable, but in no event later than thirty (30) days after receipt by Seller of the Allocation Schedule (the “Allocation Schedule Review Period”), provide written notice to Buyer of any such disagreement, and the parties shall follow the dispute resolution procedures set forth in Section 2.04(b). If Seller accepts in writing the Allocation Schedule, or Seller fails within such Allocation Schedule Review Period to notify Buyer of any dispute with respect thereto, then such Allocation Schedule shall be final and binding. The Parties shall file all Tax Returns in a manner consistent with the Intended Tax Treatment and Allocation Schedule shall not take any position for Tax purposes that is inconsistent with the Intended Tax Treatment or Allocation Schedule unless required to do so pursuant to a final determination within the meaning of Section 1313 of the Code. Any adjustments to the Tax Purchase Price shall be allocated in a manner consistent with the Allocation Schedule.

19.	Article 1 is amended by inserting each of the following definitions in alphabetical order to read in their entirety as follows:

“Clinical Asset Sale” has the meaning set forth in Section 7.18.

“Clinical Asset Sale Price” has the meaning set forth in Section 7.14(f).

20.	Section 2.01(ii) is amended to provide that the Buyer shall deliver the Escrow Amount to the Escrow Agent for deposit in the Escrow Account not later than 20 days following Closing, subject to the Post-Closing Seller Parties providing the Escrow Agent with “know your customer” identifying information about the Post-Closing Seller Parties as is customarily required the Escrow Agent, and prior to such deliver Buyer shall keep the Escrow Amount in its restricted cash account.

21.	The first paragraph of the Agreement is deleted in its entirety and replaced with the following:

This Transaction Agreement (this “Agreement”), dated August 7, 2026 as amended by the First Amendment dated November __, 2026, is entered into by and among (a) Park Dental Partners, Inc., a Minnesota corporation (“Buyer”); (b) Ryan & Associates LLP, a North Carolina limited liability partnership (“Dental Services Organization”); (c) Ryan, James, Wiles, Patel, and Olsen, D.D.S., PLLC, a North Carolina professional limited liability company (“Seller”); (d) Ryan, James, Wiles, Patel & Olsen LLP, a North Carolina limited liability partnership d/b/a Village Family Dental (“Old VFD”) (e) PDG, P.A., a Minnesota professional corporation (“PDG”); and (f) the Persons set forth on the signature pages hereto under the heading “Beneficial Owners” (the “Beneficial Owners”). Buyer, Dental Services Organization, Seller, Old VFD, PDG, and the Beneficial Owners are collectively referred to herein as the “Parties”.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER:

PARK DENTAL PARTNERS, INC.

By:	/s/ Peter G. Swenson
Name:	Peter G. Swenson
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER PARTIES:

Ryan & Associates LLP

By:	Ryan, James, Wiles, Patel, and Olsen, D.D.S., PLLC, its Managing Partner

	By:	/s/ Mit B. Patel, D.D.S.
	Name:	Mit B. Patel, D.D.S.
	Title:	Manager

Ryan, James, Wiles, Patel, AND Olsen, D.D.S., PLLC

	By:	/s/ Mit B. Patel, D.D.S.
	Name:	Mit B. Patel, D.D.S.
	Title:	Manager

RYAN, JAMES, WILES, PATEL & OLSEN LLP

	By:	/s/ Mit B. Patel, D.D.S.
	Name:	Mit B. Patel, D.D.S.
	Title:	Managing Partner

Ryan, JAMES & Associates LLP

By:	Ryan, James, Wiles, Patel, and Olsen, D.D.S., PLLC, its Managing Partner

	By:	/s/ Mit B. Patel, D.D.S.
	Name:	Mit B. Patel, D.D.S.
	Title:	Manager

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BENEFICIAL OWNERS:

/s/ Anuj James, D.D.S.
Anuj James, D.D.S.

/s/ Jordan Olsen, D.D.S.
Jordan Olsen, D.D.S.

/s/ Mit Patel, D.D.S.
Mit Patel, D.D.S.

/s/ Bradley Ryan, D.D.S.
Bradley Ryan, D.D.S.

/s/ Grant Wiles, D.D.S.
Grant Wiles, D.D.S.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PDG:

PDG, P.A.

By:	/s/ Christopher Steele, D.D.S.
Name:	Christopher Steele, D.D.S.
Title:	President